EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-47646, 333-55504, 333-74768 and 333-120091) of Microtune, Inc. of our reports dated March 10, 2005, with respect to the consolidated financial statements of Microtune, Inc., Microtune Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Microtune, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Dallas, Texas

March 10, 2005